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                                                                   Exhibit 99(b)
                                                              Form 10-K for 1998
                                                              File No. 333-34793



                            AT&T Capital Corporation

                              Management Assertion



     In accordance with the terms of the Transfer and Servicing Agreement dated as of December 1, 1998 ('Servicing Agreement') among AT&T Capital Corporation (the 'Company') as Servicer, and in its individual capacity, Antigua Funding Corporation as the Depositor and The Bank of New York as the Indenture Trustee for the Newcourt Equipment Trust Securities 1998, the Company is responsible for servicing the leases and loans that are the subject of the Servicing Agreement.

     The Company is responsible for establishing and maintaining effective controls over the servicing of leases and loans. The controls are designed to provide reasonable assurance to the Company's management and board of directors that leases and loans are serviced in accordance with the Company's policies and procedures as well as its responsibilities under the Servicing Agreement.

     There are inherent limitations in any control, including the possibility of human error and the circumvention or overriding of the controls. Accordingly, even effective controls can provide only reasonable assurance with respect to the achievement of any objectives of controls. Further, because of changes in conditions, the effectiveness of controls may vary over time.

     The Company has determined the objectives of control with respect to its servicing responsibilities. These stated control criteria are set forth in
Exhibit I. The Company has assessed its controls in relation to these criteria for the year ended December 31, 1998. Based upon this assessment, the Company believes that its controls over servicing loans and leases are effective in providing reasonable assurance that the Company compiled with its policies and procedures and responsibilities under the Servicing Agreement.



                                           AT&T Capital Corporation, as Servicer



                                           By:
                                                Glenn A Votek
                                                Executive Vice President and
                                                Treasurer


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                                                                       EXHIBIT I

                            AT&T Capital Corporation
                  Stated Lease/Loan Servicing Control Criteria


I.   SEGREGATION OF SERVICED PORTFOLIO

The Company's systems segregate leases and loans between those owned by the Company and those managed by the Company for each relevant owner by each managed pool.

II.  LEASE/LOAN PAYMENTS

Lease and loan payments, including scheduled interest and principal, prepayments, liquidation proceeds, late fees, etc. (collectively, remittances) are applied to the respective customer account on a daily basis, based on an established payment hierarchy.

III. ACCOUNTING

The Company maintains financial records for the serviced portfolios which are periodically reconciled to the Company's subsidiary records.

IV.  DELINQUENCIES

The Company maintains and implements policies and procedures which govern the collection efforts, monitoring and reporting for delinquent accounts.

V.   TRUSTEE DISBURSEMENTS

Remittances received by the Company are transferred to the Trustee by the Company's Treasury Group on a daily and monthly basis in accordance with the time frame established within the Servicing Agreement.

VI.  TRUSTEE ACCOUNTING AND REPORTING

The Company's Treasury Group generates a monthly servicing report to the Trustee and investors which provides the cash activity, delinquency, and defaults relating to the serviced portfolio. Information on this report which is compiled by the Corporate Systems Group and the Treasury Group is reconciled to the records of the Company's various servicing entities.

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                            AT&T Capital Corporation
                 Stated Lease/Loan Servicing Control Procedures

I.   SEGREGATION OF SERVICED PORTFOLIO

The Company's systems segregate leases and loans between those owned by the Company and those managed by the Company for each relevant owner by each managed pool. Selected control procedures include:

  a. Transactions which have been securitized are identified with a special code (flagged) within the servicing entity's lease accounting system to segregate the cash activity and reporting relating to these transactions.

  b. System security policies and procedures have been established and implemented to restrict modifications to securitization codes by users.

  c. A formal or, at a minimum, an informal monthly lease and loan count reconciliation of the securitized contracts is performed by the Portfolio Accounting Group to ensure that all non-active securitized transactions are accounted for.

  d. For one accounting system, serviced portfolio transactional reports are reviewed and reconciled to control totals generated from the data transmission to the Treasury Group. Monthly journal entries recorded for the month are compared to the net investment components of the system lease/loan master file for both the owned and managed portfolios.

  e. The Company generates daily cash reports which segregate cash among owned and managed portfolios based upon the systems codes that flag the contracts.

  f. The Company's system automatically modifies the status indicator on a managed transaction from active to its new status (default, prepaid, rebook, maturity, or ineligible) upon the appropriate change to the lease record.

  g. Modifications of contracts are processed in accordance with the company's schedule of authorization which is applicable to both owned and managed contracts.


II.  LEASE/LOAN PAYMENTS

Lease and loan payments, including scheduled interest and principal, prepayments, liquidation proceeds, late fees, etc. (collectively, remittances) are applied to the respective customer accounts on a daily basis, based on an established payment hierarchy. Selected control procedures include:


  a. Billing statements are prepared on a basis consistent with the terms of the lease or loan and sent to customers based upon the records in the servicing system.


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  b. Customers are directed to forward their remittances to the Company's lockboxes as indicated on their respective invoices.

  c. Payments received at the lockbox electronically feed to the Company's lease and loan accounting system on a daily basis and are posted to customer records by the morning of the subsequent day in accordance with the Company's established payment hierarchy.

  d. A formal or, at a minimum, an informal daily cash reconciliation is performed by the servicing entities of the cash received at the lockboxes to ensure a complete accounting of all cash (owned and managed.)

  e. System security policies and procedures have been established and implemented to restrict modifications to the system controlled payment hierarchy.

  f. Segregation of duties have been established between the personnel responsible for the posting of payments (Application Systems for electronic transmissions and the Operations Group for manual adjustments) and reconciling the cash activity to the general ledger (Portfolio Accounting Group).

  g. Suspense cash systems modules are utilized to monitor cash not systematically applied to customer accounts.

  h. Operations personnel review the clearing of suspense cash activity to ensure timely application of such activity.

  i. A monthly cash reconciliation between the summary of daily cash transferred for the securitized contracts and the monthly servicing data file received by Corporate Systems Group is prepared by Treasury and reviewed by the Portfolio Accountanting Group.

  j. Lease and loan remittances received by the Company are separately identified and transferred to the securitization Trust on a daily and monthly basis.

  k. The Company generates daily cash reports which segregate cash among owned and managed portfolios based upon the systems codes that flag the contracts.

  l. The Company flags lease and loan contracts where all the contract principal balance sold has been remitted to the Trust.

III. ACCOUNTING

The Company maintains financial records for the managed portfolios which are periodically reconciled to the Company's systems. Selected control procedures include:

  a. Segregation of duties have been established between the personnel responsible for record maintenance on the lease and loan accounting systems (the Operations Group) and reconciling lease and loan activity to the general ledger (Portfolio Accounting Group).


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  b. The Company maintains an automated or manual interface between the lease and loan accounting systems and the general ledger.

  c. Monthly reconciliations between the lease and loan accounting systems and the general ledger for the owned portfolio are performed.

  d. A system reconciliation at the lease and loan level is performed between the contract principal balance and the required payoff amount calculated by the Corporate Systems Group to the corresponding figures provided by the respective servicing entity.

  e. A monthly reconciliation is performed by the Company from its general ledger cash activity to the Treasury Group cash records.

  f. For one accounting system, serviced portfolio transactional reports are reviewed and reconciled to control totals generated from the data transmission to the Treasury Group. Monthly journal entries recorded for the month are compared to the net investment components of the system lease/loan master file for both the owned and managed portfolios.

  g. For portfolios residing on the CCLAS II lease accounting system, special reports are run for the securitized portfolio to capture the rents due for leases terminated prior to the billing cycle date. These special reports are required as a result of a system constraint which does not capture the rent amount due in the current month when a lease terminates prior to the billing cycle date. This is included as an adjustment on the Servicer Report.


IV.  DELINQUENCIES

The Company maintains and implements policies and procedures which govern the collection efforts, monitoring and reporting for delinquent accounts. Selected control procedures include:

  a. Policies and procedures exist for the periodic reviews of delinquent transactions, generation of delinquency reports and collection efforts.

  b. Account delinquency status is system calculated and generated.

  c. The Arrears Management Group performs periodic reviews of the delinquency reporting and collection activity at the servicing entities. Periodic reviews are conducted to test the accuracy and timeliness of collection efforts and delinquency reporting.

  d. Collection effort information such as phone calls, correspondence, and follow-up activity is maintained on-line by customer service representatives and monitored by supervisors.

  e. Delinquency reporting is reviewed by the servicing entities' Credit Head, the Portfolio Quality Leader and the Operations Manager.


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  f. Customer account monitoring is system driven based on delinquency and follow up action required. Management reviews performance levels of the Collectors.

  g. Delinquency status for the monthly servicing report is calculated by the system from delinquency status codes provided by the respective servicing entities.

  h. The Corporate Systems Group executes a system edit to verify the delinquency status codes. The Treasury Group reviews month over month changes for unusual trends.

  i. Write-offsgenerated from the servicing entity's system are reconciled monthly to the write-offs reported in the servicer report by the Treasury Group.

V.   TRUSTEE DISBURSEMENTS

Remittances received by the Company are transferred to the Trustee by the Company's Treasury Group on a daily and monthly basis in accordance with the time frame established within the Servicing Agreement. Selected control procedures include:

  a. The Company has written policies and procedures for the transfer of funds to the Trustee on a daily and monthly basis.

  b. Appropriate approvals in writing are required to initiate a wire transfer of funds to the Trustee account.

  c. The wire transfer of funds to the Trustee is restricted to the Treasury Group.

  d. Wire transfer activity is recorded on a timely basis by the Treasury Group to the on-line cash system.

  e. A monthly reconciliation of cash activity is performed by the servicing entity from its general ledger to the Treasury Group's cash system. The servicing entities periodically review the cash transfers recorded by the Treasury Group in the cash management system.

  g. Informal bank reconciliations are performed periodically at the servicing entities.

  h. A monthly cash reconciliation is performed between the Treasury Group's cash records and the monthly servicing report produced by the Treasury Securitization Group.

VI.  TRUSTEE ACCOUNTING AND REPORTING

The Company's Treasury Group generates a monthly servicing report to the Trustee and investors which provides the cash activity, delinquency, and defaults relating to the serviced portfolio. Information on this report which is compiled by the Corporate Systems Group and the Treasury Group is reconciled to the records of the Company's various servicing entities. Selected control procedures include:


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  a. Monthly data extract files at a lease and the level are transmitted electronically from the servicing entity to the Corporate Systems Group where edits are performed to ensure a complete accountability of the securitized portfolio as well as to check for errors in various data elements by performing recalculations of amounts provided by the servicing entities.

  b. Through the system edit process, reports and files are generated for the exception reporting which is provided to the respective servicing entity for investigation and subsequent corrections.

  c. A system reconciliation at the lease and loan level is performed between the contract principal balance and the required payoff amount calculated by the Corporate Systems Group to the corresponding figures provided by the respective servicing entity.

  d. System programs are utilized for compiling and calculating data relating to the securitized portfolio.

  e. A monthly cash reconciliation is performed between the Corporate Treasury Group cash records and the monthly servicing report produced by the Treasury Group.

  f. Adequate system security and back up is maintained over the Corporate System applications used for securitization.

  g. The Treasury Group's management performs an informal analytical review on the monthly servicing report.

  h. The servicing entities are provided with workpapers supporting the servicer report for their review and approval before submission by the Treasury Group to the Trustee.

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